As filed with the Securities and Exchange Commission on April 27, 2007.

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	58-0218548 (I.R.S. Employer Identification No.)

Hartsfield-Jackson Atlanta International Airport
Atlanta, Georgia 30320
(404) 715-2000
(Address of Principal Executive Offices,
including Zip Code)

DELTA AIR LINES, INC. 2007 PERFORMANCE COMPENSATION PLAN
(Full title of the plans)

Kenneth F. Khoury, Esq.
Executive Vice President and General Counsel
Delta Air Lines, Inc.
P.O Box 20706
Atlanta, Georgia 30320-6001
(Name and address of agent for service)

(404) 715-2191
(Telephone number, including area code, of agent for service)

___________________________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered (1)	Amount To Be Registered (2)	Proposed Maximum Offering Price Per share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	30,000,000 shares	$22.95	$688,500,000	$21,137

(1)
The Common Stock being registered hereunder will be authorized under the registrant’s amended and restated certificate filed with the State of Delaware to be effective upon the registrant’s emergence from bankruptcy on April 30, 2007.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(3)
Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices per share of Common Stock of Delta as reported on the New York Stock Exchange on April 26, 2007.

EXPLANATORY NOTE

On September 14, 2005 (the “Petition Date”), we and substantially all of our subsidiaries (the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. On December 19, 2006, we filed with the Bankruptcy Court a Plan of Reorganization, which contemplates that Delta will emerge from bankruptcy as an independent airline. The Plan of Reorganization, as amended, was approved by the holders of claims against the Debtors. On April 25, 2007, the Bankruptcy Court confirmed the Plan of Reorganization, and we expect to emerge from bankruptcy on April 30, 2007.

The Common Stock being registered pursuant to this Registration Statement on Form S-8 is being issued under an Amended and Restated Certificate of Incorporation filed with the State of Delaware pursuant to the Plan of Reorganization. The Amended and Restated Certificate of Incorporation will be effective in connection with our emergence from bankruptcy on April 30, 2007. All references in this Registration Statement to our Certificate of Incorporation shall be deemed to be to the Amended and Restated Certificate of Incorporation, effective as of April 30, 2007.

The financial information incorporated by reference into this Registration Statement reflects our historical consolidated results of operations and financial condition for the periods presented. That financial information for periods prior to our emergence from bankruptcy does not fully reflect, among other things, the effects of the transactions contemplated in the Plan of Reorganization or the impact of the adoption of fresh-start accounting, which we expect to adopt upon our emergence from bankruptcy. As a result, historical financial information for periods prior to our emergence from bankruptcy likely will not be representative of our results of operation or financial condition after the effective date of the Plan of Reorganization.

Unless otherwise indicated, the terms “Delta,” the “Company,” “we,” “us,” and “our” refer to Delta Air Lines, Inc. and its subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Delta Air Lines, Inc. 2007 Performance Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed or to be filed by Delta Air Lines, Inc. (“Delta” or the “Company”) with the Securities and Exchange Commission are hereby incorporated by reference into this Registration Statement as of their respective dates:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on April 27, 2007;

•
Current Reports on Form 8-K filed on January 30, 2007, February 14, 2007, March 2, 2007, March 9, 2007, March 22, 2007 (only with respect to Item 5.02), March 29, 2007, April 23, 2007 and April 26, 2007; and

•	The description of the Company's Common Stock contained in the Company’s Form 8-A filed on April 26, 2007.

All documents filed by Delta pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities registered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (other than current reports containing information furnished, as opposed to filed, on Form 8-K). Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain matters relating to the validity of the shares of the Company’s Common Stock (the “Common Stock”) being registered hereby are being passed upon for the Company by Kenneth F. Khoury, Esq., Executive Vice President and General Counsel of the Company. Mr. Khoury will be eligible to participate in the Plan and it is expected that he will receive 136,400 shares of restricted Common Stock, options to purchase 105,500 shares of Common Stock and 49,600 performance shares under the Plan upon the Company’s emergence from bankruptcy.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of Delta. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Delta’s Amended and Restated Certificate of Incorporation provides for indemnification by Delta of any of its directors, officers or employees to the fullest extent permitted by the Delaware General Corporation Law against all expenses, liability and loss incurred in connection with any action, suit or proceeding in which any such person may be involved by reason of the fact that he or she is or was a director, officer or employee.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Delta’s Amended and Restated Certificate of Incorporation provides for such limitation of liability.

Delta maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to Delta with respect to payments which may be made by Delta to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Delta pursuant to the foregoing provisions, or otherwise, Delta has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Delta of expenses incurred or paid by a director, officer or controlling person of Delta in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered Delta will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

See Exhibit Index.

ITEM 9. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on April 27, 2007.

Delta Air Lines, Inc.

By: /s/ Edward H. Bastian Name: Edward H. Bastian Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 27, 2007 by the following persons in the capacities indicated.

Signature	Title

/s/ Gerald Grinstein Gerald Grinstein	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Edward H. Bastian Edward H. Bastian	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Edward H. Budd Edward H. Budd	Director

/s/ Domenico De Sole Domenico De Sole	Director

/s/ David R. Goode David R. Goode	Director

/s/ Patricia L. Higgins Patricia L. Higgins	Director

/s/ Arthur E. Johnson Arthur E. Johnson	Director

/s/ Karl J. Krapek Karl J. Krapek	Director

/s/ Paula Rosput Reynolds Paula Rosput Reynolds	Director

/s/ John F. Smith, Jr. John F. Smith, Jr.	Chairman of the Board

/s/ Kenneth B. Woodrow Kenneth B. Woodrow	Director

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

4.1	Delta's Amended and Restated Certificate of Incorporation (Filed as Exhibit 3 to Delta's Form 8-A as filed on April 26, 2007).*

4.2	Delta's By-Laws (Filed as Exhibit 4 to Delta's Current Report on Form 8-A as filed on April 26, 2007).*

5	Opinion of Kenneth F. Khoury, Esq.

10.1	Delta Air Lines, Inc. 2007 Performance Compensation Plan (Filed as Exhibit 10.1 to Delta’s Form 8-K as filed on March 22, 2007).**

15	Letter from Ernst & Young LLP regarding unaudited interim financial information.

23.1	Consent of Kenneth F. Khoury, Esq. (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP

23.3	Consent of Deloitte & Touche LLP.

*	Incorporated herein by reference. This document will be effective as of the registrant’s emergence from bankruptcy, currently expected to be April 30, 2007.
**	Incorporate herein by reference.